Exhibit 23.3

                              Consent of Eisner LLP

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated February 10, 2005, relating to our audits of the consolidated financial statements (not separately included herein) as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 of Intervest Mortgage Corporation and subsidiaries in the Registration Statement (Form S-1) and related Prospectus of Intervest
Bancshares Corporation for the sale of shares of Class A Common Stock of Intervest Bancshares Corporation.

/s/ Eisner LLP


New York, New York
July 7, 2005